Exhibit 5.1

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606-4637

Main Tel +1 312 782 0600

Main Fax +1 312 701 7711

www.mayerbrown.com

October 19, 2011

Board of Directors

Prologis, Inc.

Pier 1, Bay 1

San Francisco, California 94111

Re:	Registration Statement on Form S-8
ProLogis 2006 Long-Term Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to Prologis, Inc., a Maryland corporation (the “Company”), in connection with the proceedings (the “Company Proceedings”) taken and to be taken relating to the registration by the Company of an aggregate of 5,740,956 shares of its common stock, par value $0.01 per share (the “Common Stock”), with the Securities and Exchange Commission (the “SEC”) in connection with the ProLogis 2006 Long-Term Incentive Plan (the “Plan”). We have also participated in the preparation and filing with the SEC under the Securities Act of 1933, as amended (the “Act”), of a registration statement on Form S-8 (the “Registration Statement”) relating to the Common Stock.

As counsel to the Company, we have examined originals or copies certified to our satisfaction of the Company’s Articles of Incorporation, as amended and supplemented, and Seventh Amended and Restated Bylaws, resolutions of the Board of Directors and such other Company records, instruments, certificates and documents and such questions of law as we considered necessary or appropriate to enable us to express this opinion. As to certain facts material to our opinion, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of the Company. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of photostatic copies.

Based upon and subject to the foregoing and to the assumptions, limitations and conditions set forth herein, we are of the opinion that, upon completion of the Company Proceedings, the Common Stock, when issued and delivered in accordance with the Company Proceedings and the Plan, will have been legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Act or within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC.

We are admitted to practice law in the State of Illinois, and we express no opinion as to matters under or involving any laws other than the laws of the State of Illinois, the laws of the State of

Mayer Brown LLP operates in combination with our associated English limited liability partnership and Hong Kong partnership (and its associated entities in Asia) and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Board of Directors

Prologis, Inc.

October 19, 2011

New York, the federal laws of the United States of America and the laws of the State of Maryland.

This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or any other person, or any other document or agreement involved with issues addressed herein. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ Mayer Brown LLP

Mayer Brown LLP